Exhibit 99.2
Pro Forma Capitalization
The following table reflects the pro forma capitalization of the Company after the ABS Acquisition, assuming the transaction closed on September 30, 2006:
($ in millions)
PRO FORMA CAPITALIZATION

	September 30, 2006
	PSI	ABS	Pro Forma

Cash	$10.5	$(1.4)	$9.1

Revolver(1)	$52.0	$60.0	$112.0
Term Loan B	200.0	150.0	350.0
HUD Mortgages	27.1		27.1

Total Senior Secured Debt	$279.1		$489.1

7 3/4% Senior Sub. Notes	$220.0		$220.0
10 5/8% Senior Sub. Notes	38.7		38.7
Other	0.6		0.6

Total Debt	$538.4		$748.4

Stockholder’s Equity	$604.2		$604.2

Total Capitalization	$1,142.6		$1,352.6

Credit Statistics
PF Adj. LTM EBITDA (2)	$171.7	$19.8	$191.5

Senior Secured Debt / PF Adj. LTM EBITDA (2)	1.6x		2.6x
Total Debt / PF Adj. LTM EBITDA (2)	3.1		3.9
Net Debt / PF Adj. LTM EBITDA (2)	3.1		3.9
Total Debt / Total Capitalization	47.1%		55.3%

(1) Current $150 million capacity will be increased to $300 million of total capacity at close.
(2) Please refer to Exhibit 99.3 for a Reconciliation of Income from Continuing Operations to Adjusted LTM EBITDA and Pro Forma Adjusted LTM EBITDA.
Note: ABS EBITDA reflects facility-level EBITDA less PSI corporate overhead allocation of $4.0 million